                                                                   Exhibit 10.1
===============================================================================


                            ASSET PURCHASE AGREEMENT

                                   dated as of

                               November 13, 1998,

                                     between

                             Meditrust Corporation,

                          Meditrust Operating Company,

                         The Santa Anita Companies, Inc.

                  and Santa Anita Enterprises, Inc., as Sellers

                                       and

                   MI Developments of America, Inc., as Buyer

===============================================================================

                                TABLE OF CONTENTS

                                                                            Page

                                   ARTICLE I

                                  DEFINITIONS

1.1  Definitions............................................................. 1

                                   ARTICLE II

       SALE OF ASSETS, ASSUMPTION OF LIABILITIES AND RELATED TRANSACTIONS

2.1  Purchase and Sale of Assets............................................   8
2.2  Assumption of Certain Liabilities......................................  10
2.3  Purchase Price and Allocation..........................................  11
2.4  Payment of Purchase Price; Closing Adjustment..........................  11
2.5  Review of Title Matters................................................  13
2.6  Interim Operations.....................................................  13


                                  ARTICLE III

                                    CLOSING

3.1  Closing Date...........................................................  13
3.2  Items to be Delivered at the Closing By Sellers........................  13
3.3  Items to be Delivered at the Closing by Buyer..........................  14


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

 4.1  Organization and Related Matters......................................  15
 4.2  Stock.................................................................  15
 4.3  Financial Statements; Changes; Contingencies..........................  16
 4.4  Tax and Other Returns and Reports.....................................  17
 4.5  MaterialContracts.....................................................  17
 4.6  Condition of Property; Leases.........................................  18
 4.7  Intangible Property...................................................  20
 4.8  Authorization;No Conflicts............................................  20
 4.9  Legal Proceedings.....................................................  21
4.10  Minute Books..........................................................  21
4.11  Accounting Records; Internal Controls; Absence of Certain Payments....  21
4.12  Insurance.............................................................  21
4.13  Permits...............................................................  22
4.14  Compliance with Law...................................................  22

                                TABLE OF CONTENTS
                                   (Continued)
                                                                            Page

4.15  Dividends and other Distributions.....................................  22
4.16  Employee Benefits.....................................................  22
4.17  Certain Interests.....................................................  26
4.18  Intercompany Transactions.............................................  26
4.19  Bank Accounts, Powers, etc............................................  26
4.20  No Brokers or Finders.................................................  26
4.21  Accuracy of Information...............................................  27
4.22  Environmental Compliance..............................................  27
4.23  Powers of Attorney....................................................  28
4.24  As-Is Qualification...................................................  28


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER


5.1  Organization and Related Matters.......................................  29
5.2  Authorization..........................................................  29
5.3  No Conflicts...........................................................  29
5.4  No Brokers or Finders..................................................  29
5.5  Governmental Filings...................................................  29


                                   ARTICLE VI

       COVENANTS WITH RESPECT TO CONDUCT OF THE BUSINESS PRIOR TO CLOSING


6.1  Access.................................................................  30
6.2  Material Adverse Changes; Reports; Financial Statements................  30
6.3  Conduct of Business....................................................  31
6.4  Notification of Certain Matters........................................  33
6.5  Permits and Approvals; Third Party Consents............................  33
6.6  Preservation of Business Prior to Closing Date.........................  34
6.7  Certain Filings........................................................  34


                                   ARTICLE VII

                         ADDITIONAL CONTINUING COVENANTS

 7.1  Noncompetition........................................................  34
 7.2  Nondisclosure of Proprietary Data.....................................  35
 7.3  Tax Cooperation.......................................................  35
 7.4  Employment Matters....................................................  36
 7.5  Proration Payments....................................................  36
 7.6  New Gaming Profit Sharing.............................................  37

                                TABLE OF CONTENTS
                                   (Continued)
                                                                            Page

 7.7  No Solicitation.......................................................  37
 7.8  Section 338(h)(10) Election...........................................  37
 7.9  Sales and Transfer Taxes..............................................  37
7.10  Waiver of Bulk Sales Notice...........................................  38
7.11  Elimination of Intercompany and Affiliate Liabilities.................  38
7.12  Pension Plan..........................................................  38
7.13  Corporate Name........................................................  38
7.14  Repair of Damage; Condemnation........................................  38


                                  ARTICLE VIII

                             CONDITIONS OF PURCHASE


8.1  GeneralConditions......................................................  39
8.2  Conditions to Obligations of Buyer.....................................  39
8.3  Conditions to Obligations of Sellers...................................  40


                                   ARTICLE IX

                      TERMINATION OF OBLIGATIONS; SURVIVAL


9.1  Termination of Agreement...............................................  40
9.2  Effect of Termination..................................................  41
9.3  Survival of Representations and Warranties.............................  41


                                    ARTICLE X

                                 INDEMNIFICATION


10.1  Obligations of Sellers................................................  42
10.2  Obligations of Buyer..................................................  42
10.3  Certain Tax Matters...................................................  43
10.4  Procedure.............................................................  44
10.5  Survival..............................................................  45
10.6  Notice by Sellers.....................................................  45
10.7  Not Exclusive Remedy..................................................  45


                                   ARTICLE XI

                                     GENERAL

 11.1  Amendments;Waivers...................................................  45
 11.2  Schedules; Exhibits; Integration.....................................  45
 11.3  BestEfforts;FurtherAssurances........................................  46

                               TABLE OF CONTENTS
                                  (Continued)

                                                                            Page

 11.4  Governing Law........................................................  46
 11.5  No Assignment........................................................  46
 11.6  Headings.............................................................  46
 11.7  Counterparts.........................................................  46
 11.8  Publicity and Reports................................................  46
 11.9  Confidentiality......................................................  47
11.10  Parties in Interest..................................................  47
11.11  Performance by Subsidiaries..........................................  47
11.12  Notices..............................................................  47
11.13  Expenses.............................................................  48
11.14  Remedies; Waiver.....................................................  49
11.15  Attorney's Fees......................................................  49
11.16  Specific Performance.................................................  49
11.17  Severability.........................................................  49
11.18  Time of Essence......................................................  49

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is entered into as of November 13, 1998, between MI Developments of America, Inc., a Delaware corporation ("Buyer"), Meditrust Corporation, a Delaware corporation ("MT"), Meditrust Operating Company, a Delaware corporation ("MOC"), The Santa Anita Companies, Inc., a Delaware corporation ("SAC"), and Santa Anita Enterprises, a California corporation ("SAE," and together with MT, MOC and SAC, "Sellers").

                                 R E C I T A L S

     WHEREAS, Sellers own, lease or license all of the assets used in connection with their horse racing business conducted at Santa Anita Racetrack.

     WHEREAS, Sellers desire to sell, and Buyer desires to purchase such assets on the terms and conditions set forth in this Agreement.

                                A G R E E M E N T

     In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     1.1 Definitions.
         ------------

     For all purposes of this Agreement, except as otherwise expressly provided,

     (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

     (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles in the United States,

     (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

     (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

     (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

          "Accounts Receivable" has the meaning specified in Section 2.1(b).

          "Action" means any action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Adjustment Period" has the meaning specified in Section 10.3(c).

          "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Aggregate Claims" has the meaning specified in Section 10.1(b).

          "Agreement" means this Agreement by and among Buyer and Sellers as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

          "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Arbitrating Accountant" has the meaning specified in Section 2.4(d).

          "Associate" of a Person means

          (a) a corporation or organization (other than a party to this Agreement) of which such person is a director, an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

          (c) any relative or spouse of such person or any relative of such spouse.

          "Assumed Liabilities" has the meaning specified in Section 2.2(b).

          "Auditors" means PriceWaterhouseCoopers LLP, independent public accountants to Sellers.

          "Bill of Sale" has the meaning specified in Section 3.2(a).

          "Business" means the horse racing operations of Sellers and the Subsidiaries taken as a whole and any and all rights, documents and other interests of Sellers and the Subsidiaries with respect to the development or the proposed development of the Real Property and shall be deemed to include each or any of the following incidents of such business: income, future cash flow, operations, condition (financial or other), Purchased Assets, anticipated revenues/income, prospects, Assumed Liabilities, and personnel and management.

          "Closing" means the consummation of the transaction contemplated by this Agreement as set forth in Section 3.1.

          "Closing Account Amount" means (a) the sum of the book values of inventory, prepaid expenses (including without limitation all expenses incurred in connection with the 1998-1999 Santa Anita race meet) and cash and cash equivalents as included in the Closing Balance Sheet, less (b) liabilities, including, without limitation, deferred income and accrued vacation, reflected on the Closing Balance Sheet (excluding any amounts for Excluded Liabilities, which shall be transferred by LATC to Seller immediately prior to the Closing).

          "Closing Adjustment" has the meaning specified in Section 2.4.

          "Closing Balance Sheet" has the meaning specified in Section 2.4(b).

          "Closing Date" means the date of the Closing.

          "Closing Payment" has the meaning specified in Section 2.4(a).

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "Deficiency Period" has the meaning specified in Section 10.3(c).

          "Deposit" means the $6.5 million being held pursuant to the letter agreement, dated October 23, 1998, which amount shall be transferred to the Title Company to be held under the terms hereof and the Joint Escrow Instructions, and shall include any and all interest or other investment income thereon.

          "Disclosure Schedule" means the Disclosure Schedule dated November 12, 1998 and delivered by Sellers to Buyer. The Sections of the Disclosure Schedule shall be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, shall be deemed to qualify only
                                                                         ----
that section.

          "Disputed Items" has the meaning specified in Section 2.4(d).

          "Encumbrance" means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "ERISA Affiliate" means (i) any corporation which is a member of a group of corporations of which any Seller is a member and which is a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which any Seller is a member; and (iii) a member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any Seller, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

          "ERISA Plan" means any plan or Contract referred to in Section 4.16 that is subject to any provision of ERISA.

          "Excess Amount" has the meaning specified in Section 10.3(c).

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          "Excluded Assets" has the meaning specified in Section 2.1(a).

          "Excluded Liabilities" has the meaning specified in Section 2.2(a).

          "FIRPTA Certificate" has the meaning specified in Section 3.2(e).

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, applied on a consistent basis.

          "Gaming Royalty" has the meaning specified in Section 7.6.

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Grant Deed" has the meaning specified in Section 3.2(b).

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement; "Indemnified Party" means the
                                                   -----------------
party entitled to indemnity hereunder; and "Indemnifying Party" means the party
                                            ------------------
obligated to provide indemnification hereunder.

          "Intangible Property" means any trade secret, secret process or other confidential information or know-how related to the Business and any and all Marks, and in each case, any licenses with respect thereto.

          "Inventory" has the meaning specified in Section 2.1(a).

          "IRS" means the United States Internal Revenue Service or any successor entity.

          "Joint Escrow Instructions" has the meaning specified in Section
8.2(h).

          "LATC" means Los Angeles Turf Club Incorporated, a California corporation.

          "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "Lease" has the meaning set forth in Section 4.6.

          "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

          "Mark" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations or applications for registration of any of the foregoing, in each case related to the Business.

          "Material Adverse Effect" means (a) dimunition in value of the Purchased Assets of $5 million or more from their value as of the date of this Agreement or (b) the inability of Buyer to conduct the Business in substantially the manner it has been conducted during the Period of Ownership.

          "Material Contract" means any executory Contract relating to the Business as of or after November 12, 1998 which is deemed material by Section 4.5.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Pension Plan" has the meaning set forth in Section 7.12.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity and related to the operation of the Business.

          "Permitted Exceptions" means (a) Taxes (i) not yet delinquent or (ii) the validity of which are being contested in good faith by appropriate actions and which are described on Schedule 2.5 hereto and (b) those exceptions set forth in the Title Commitment.

          "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Preliminary Title Report" means an extended coverage preliminary title report or title insurance commitment issued by the Title Company showing all Encumbrances affecting all Real Property, together with legible copies of all documents referred to in such preliminary title report.

          "Prepaid Expenses" has the meaning specified in Section 2.1(a).

          "Proration Date" means as of 12:01 a.m. on the earlier of the Closing Date or December 26, 1998.

          "Purchase Price" has the meaning set forth in Section 2.3.

          "Purchased Assets" has the meaning set forth in Section 2.1(a).

          "Real Property" means all Purchased Assets consisting of real property, appurtenances thereto, rights in connection therewith, and any interest therein, including without limitation leasehold estates.

          "Review Period" has the meaning specified in Section 2.4(c).

          "SAC" means The Santa Anita Companies, Inc., a Delaware corporation.

          "SAE" means Santa Anita Enterprises, Inc., a California corporation.

          "SEC" means the United States Securities and Exchange Commission or any successor entity.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "Subsequent Contract" has the meaning specified in Section 6.5.

          "Subsidiary" means any Person in which MOC has a direct or indirect equity or ownership interest in excess of 50% and which is involved directly or indirectly through other Subsidiaries in the Business, which are SAC, SAE and LATC.

          "Survey" means a current survey of the Real Property prepared by a surveyor registered or licensed in the State of California, which survey shall contain the legal description of such Real Property and a certification from the surveyor to Buyer and the Title Company that it was prepared in compliance with standards of the American Land Title Association, and that the survey shows: (a) the location of the perimeter of the Real Property by courses and distances; (b) all easements affecting the Real Property whether benefiting or burdening the same, rights-of-way and existing utility lines whether recorded or disclosed by a physical inspection of the Real Property; (c) a calculation of the acreage of the Real Property; (d) any established building lines or restrictions of record or other restrictions that have been established by any applicable zoning or building code or ordinance;
(e) the lines of the public streets abutting the Real Property and the widths thereof; (f) all encroachments onto the Real Property and all encroachments by any buildings, structures or improvements located on the Real Property onto any easements and onto property adjacent to the Real Property, and the extent in feet and inches of any such encroachments; (g) all buildings, structures and improvements, whether completed or partially constructed, and, if determinable, the location of the improvements to be constructed on the Real Property and any other physical matters on the ground which may affect the Real Property or title thereto and the relationship of such buildings, structures, improvements and other physical matters by distances to the perimeter of the Real Property, established building lines, street lines, set-back restrictions and easements; and (h) if the Real Property is described as being on a filed map, a legend relating the survey to such map.

          "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "Tax Item" has the meaning specified in Section 10.3(c).

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any Subsidiary.

          "Termination Date" means the specific date first set forth in Section 9.1.

          "Title Commitment" means the commitment of the Title Company, dated November 2, 1998 (No. 9832484-8) to issue the Title Policy.

          "Title Company" means First American Title Insurance Company, or any other title insurance company reasonably acceptable to Buyer.

          "Title Policy" means one or more ALTA extended coverage owner's title insurance policies, effective as of the date of the Closing, insuring Buyer's fee title in each parcel of Real Property set forth in Schedule 2.1(a) hereto, in an amount not less than the portion of the Purchase Price allocated to each such parcel of Real Property, subject only to the Permitted Exceptions, and containing unmodified CLTA Form 100, 103.1 (modified for an owner), 103.7, 116.1, 116.7 and 123.1 Endorsements (or equivalents) and such other endorsements as Buyer shall reasonably require.

          "Withholding Exemption Certificate" has the meaning specified in
Section 3.2(f).

                                   ARTICLE II
                    SALE OF ASSETS, ASSUMPTION OF LIABILITIES
                            AND RELATED TRANSACTIONS

     2.1 Purchase and Sale of Assets.
         ----------------------------

     (a) Purchased Assets. Subject to the terms and conditions of this
         ----------------
Agreement, on the Closing Date Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the assets, properties, rights, privileges, claims and contracts of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located, owned by Sellers and used primarily in connection with the Business (the "Purchased Assets"), except the assets specifically identified in Section 2.1(b) (the "Excluded Assets"). The Purchased Assets shall include, but shall not be limited to, the items set forth on Schedule 2.1(a), attached hereto and incorporated herein by reference, except as changed by assets acquired or disposed of in the ordinary course of business of the Business after the date thereof, and also shall include the following:

          (i) The Real Property owned by Sellers (the legal description of which is set forth as Appendix A to the Schedules hereto.)

          (ii) All fixtures and improvements attached to the Real Property owned by Sellers and used in the Business or to any Real Property used in the Business in which Sellers have a leasehold interest.

          (iii) All machinery, apparatus, furniture and fixtures, materials, supplies, motor vehicles, computer systems and other equipment of every type owned or leased by Sellers and used in the Business as set forth in
     Schedule 2.1(a).

          (iv) All inventory of usable goods, including all merchandise, food, beverages, supplies and other tangible personal property held for sale or used in connection with the Business as of November 12, 1998 (the "Inventory"), together with any additions thereto and subject to any reductions therefrom received or incurred by Sellers operating the Business in the ordinary course after November 12, 1998 through the Closing Date.

          (v) All of Sellers' rights and interests arising under or in connection with any Contracts to which any Seller is a party and which relate to the Business or insurance policies pursuant to which the Business is a beneficiary and other documents relating to the Business.

          (vi) Sellers' prepaid expenses related to the Business as of November 12, 1998 ("Prepaid Expenses"), together with any additions thereto and subject to any reductions therefrom made or accrued by Sellers in operating the Business in the ordinary course and in compliance with Section 6.3 hereof after November 12, 1998 through the Closing Date.

          (vii) Management information services systems and software used in connection with the Business and para-mutuel wagering computer systems and software used in connection with the Business, to the extent owned or licensed by SAC, SAE or LATC.

          (viii) Cash and cash equivalents of LATC and SAE as of November 12, 1998, together with any additions thereto and subject to any reductions therefrom made by LATC in operating the Business in the ordinary course and in compliance with Section 6.3 hereof after November 12, 1998 through the Closing Date.

          (ix) Sales data, customer lists and profiles, information relating to customers, suppliers' names, mailing lists, and advertising matter and all rights thereto relating to the Business.

          (x) All of Sellers' Intangible Property related to the Business, and corporate and trade names and Marks related to the Business, including all of Sellers' rights in the corporate name and Marks related to the Business in any location in the United States or in any foreign country; goodwill associated with the Business; all Sellers' books and records relating to the Business and employees; transferable Permits; and unemployment compensation, workers' compensation and other credits, reserves or deposits with applicable Governmental Entities relating to Sellers' employees involved in the Business.

          (xi) All of Sellers' or LATC's rights in and to all artwork and statutes relating to the Business or located in the executive offices of the Business, except for that specifically set forth in Appendix D to the Schedules.

          (xii) All of the capital stock of LATC owned by Sellers.

     (b)  Excluded Assets.  The assets that constitute Excluded Assets shall
          ---------------
include only:

          (i) The consideration delivered to Sellers pursuant to this Agreement.

          (ii) Sellers' certificates or articles of incorporation, non-transferable franchises, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of Sellers and all income tax records and nontransferable Permits; provided, however, that copies of such corporate and tax records (other than those of MT and MOC) and nontransferable Permits (whether by their terms or operation of law) shall be provided to Buyer at the Closing.

          (iii) Sellers' books of account; provided, however, that copies of such books of account related to the Business shall be provided to Buyer at the Closing.

          (iv) Any shares of the capital stock of Sellers held as treasury shares or otherwise.

          (v) Any Tax refund not included as a Purchased Asset.

          (vi) All amounts due from any Seller or any Affiliate of any Seller, to the extent set forth on Schedule 2.2(b).

          (vii) Any goods or other assets on consignment or otherwise held for third parties.

          (viii) The real property owned by MT relating to the medical office building and the ownership interest of MT in the Fashion Park regional mall adjacent to the Business, and specifically described on Schedule 2.1(b) hereto and all of MT's interests in Anita Associates, a California limited partnership.

          (ix) The artwork owned by LATC and which is specifically described in Appendix D to the Schedules.

          (x) The accounts receivable (the "Accounts Receivable") of LATC as of the Proration Date, which Accounts Receivable shall be transferred by LATC to Sellers effective as of the Closing Date.

          (xi) Any of Sellers' assets not used in the operation of the Business.

          (xii) Rights under the life insurance policies set forth on Appendix E to the
Schedules.

     2.2 Assumption of Certain Liabilities.
         ----------------------------------

    (a)  Liabilities Not Assumed.  Except for the liabilities and obligations
         -----------------------
     specifically assumed pursuant to and identified in Section 2.2(b) below, Buyer shall not assume, shall not take subject to and shall not be liable
                 ---               ---                           ---
     for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Sellers or any Affiliate of Sellers, the ("Excluded Liabilities") including, but not limited to, the following:

          (i) Any liabilities described on Schedule 2.2(a), including, without limitation, the liabilities of LATC described on Schedule 2.2(a);

          (ii) Any liabilities or obligations incurred prior to the Closing, arising from or out of, or in connection with Sellers' operations, the condition of their assets or places of business, their ownership of the Purchased Assets, or the issuance, sale, repayment or repurchase of any of their securities.

          (iii) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Sellers whether before or after the Closing Date that arise out of events or operation of the Business solely prior to the Closing Date.

          (iv) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of any alleged or actual defect in any product or service or in connection with any alleged or actual breach of warranty (whether express or implied) in relation to any product sold or service provided by Sellers prior to the Closing Date.

          (v) Subject to the provisions of Section 10.3, any liabilities or obligations (whether assessed or unassessed) of Sellers for any Taxes, including any Taxes arising by reason of the transactions contemplated herein, as of, or for any period ending on or prior to, the Closing Date.

          (vi) All fees and expenses of Sellers in connection with the transactions contemplated herein.

          (vii) All fees and expenses, if any, of Sellers in connection with the dissolution and liquidation of Sellers and withdrawal from the Business by Sellers.

          (viii) Any liabilities or obligations incurred for any period prior to the Closing to former or current officers, directors, employees or Affiliates of Sellers, including without limitation any liabilities or obligations of Sellers in connection with any employee benefit plans or collective bargaining, labor or employment agreement or other similar arrangement or obligations in respect of retiree health benefits.

          (ix) Any liabilities or obligations to stockholders or former stockholders of Sellers.

          (x) Any liabilities or obligations of Sellers incurred, arising from or out of, or in connection with this Agreement or the events or negotiations leading up to this Agreement.

     (b)  Assumed Liabilities.  Notwithstanding Section 2.2(a), on the Closing
          -------------------
Date Buyer shall assume the liabilities or obligations specifically identified on Schedule 2.2(b) attached hereto and incorporated herein by this reference and the liabilities and obligations arising from the operation of the Business after the Closing Date (the "Assumed Liabilities").

     2.3  Purchase Price and Allocation.
          -----------------------------

     The total purchase price (the "Purchase Price") to be paid to Sellers by Buyer at the Closing for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, plus (ii) $126 million in cash, plus or minus the amount of the Closing Adjustment described in Section 2.4 calculated as of the Proration Date.

     The Purchase Price shall be allocated among the Purchased Assets and Assumed Liabilities as set forth in Schedule 2.3 attached hereto and incorporated herein by reference. Buyer and Sellers agree that their agreed upon allocation shall be used, reported and implemented for all federal, state, local and other tax purposes.

     2.4 Payment of Purchase Price; Closing Adjustment.
         ---------------------------------------------

     (a) On the Closing Date, Buyer shall pay to Sellers $126 million (the "Closing Payment") as set forth in this Section 2.4(a). Buyer shall make the Closing Payment by depositing immediately available funds with the Title Company in an amount equal to the balance of the Closing Payment not previously deposited with the Title Company. The Title

Company shall distribute the Closing Payment to Sellers net of prorations, adjustments and expenses described in the Joint Escrow Instructions.

     (b) Within 45 days after the Closing Date, Ernst & Young LLP shall deliver to Sellers and Buyer an audited balance sheet of the Business as of the Proration Date (the "Closing Balance Sheet"), prepared in accordance with GAAP, which sets forth the book values of the Purchased Assets and the Assumed Liabilities, and a calculation of the Closing Adjustment to the Purchase Price. The "Closing Adjustment" shall be equal to the amount by which the Closing Account Amount of the Business as of the Proration Date is greater than or less than zero. If the Closing Account Amount as of the Proration Date, is greater than zero, then Buyer shall pay to Sellers the amount of such excess. If the Closing Account Amount as of the Proration Date, is less than zero, then Sellers shall pay to Buyer the amount of such deficit.

     (c) Buyer shall deliver a copy of the Closing Balance Sheet and related calculation of the Closing Adjustment to Sellers within three days of receipt of the same from Ernst & Young LLP. Sellers and Auditors shall be entitled to make an independent review of the Closing Balance Sheet and related calculation and shall, during the 15-day period after delivery of the Closing Balance Sheet and related calculation of the Closing Adjustment (the "Review Period"), have access to all work papers of Ernst & Young LLP used to prepare the Closing Balance Sheet and to calculate the Closing Adjustment.

     (d) Before expiration of the Review Period, Sellers shall deliver to Buyer its objection, if any, to the calculation of the Closing Adjustment, together with details of the disputed items (the "Disputed Items") set forth in the Closing Balance Sheet and the proposed adjustments to such items. If Sellers fail to provide notice of objection prior to the end of the Review Period, then the Closing Balance Sheet, and the calculation of the Closing Adjustment by Ernst & Young LLP shall be final and binding on all the parties. If Sellers notify Buyer prior to the end of the Review Period of Sellers disapproval of the calculation of the Closing Adjustment or the Closing Balance Sheet prepared by Ernst & Young LLP, then Buyer and Sellers shall attempt to reach agreement with respect to the Disputed Items. In the event that Buyer and Sellers are unable to reach agreement on the Disputed Items, then either shall be entitled to refer the matter to a nationally recognized accounting firm independent of Sellers and Buyer mutually agreed upon by Buyer and Sellers, provided, that if Buyer and Sellers are unable to agree upon such accounting firm within a period of 15 days from the receipt by Buyer of Sellers' objection, such accounting firm shall be chosen at random by Buyer and Sellers from among the "Big Five" accounting firms which are independent of Buyer and Sellers (the "Arbitrating Accountant"). The Arbitrating Accountant shall determine the Disputed Items and calculate the Closing Adjustment within 20 days after the Disputed Items are submitted to them, and such determination shall be final and binding upon all the parties. The fees and expenses of the Arbitrating Accountants shall be paid 50% by Buyer and 50% by Sellers.

     (e) The amount of the Closing Adjustment as finally determined shall be paid by wire transfer or other immediately available funds, within five days after final determination of the Closing Adjustment.

     2.5 Review of Title Matters.
         -----------------------

     (a) Buyer acknowledges that Sellers have delivered to Buyer from the Title Company a Preliminary Title Report with respect to the Real Property.

     (b) As soon as possible but prior to November 18, 1998, Sellers shall cause to be delivered to Buyer and to the Title Company a Survey with respect to each parcel of Real Property, together with a certificate as to whether the Real Property lies within a flood zone as determined by the U.S. Federal Emergency Management Agency. The Survey shall be certified as true and correct by the surveyor for the benefit of Buyer and the Title Company and shall be at Sellers' expense.

     (c) Buyer shall notify Sellers of any title exceptions that are not reflected in the Title Commitment, and that would have a Material Adverse Effect (each, a "Disapproved Matter"). Sellers shall use reasonable commercial efforts without the expenditure of funds to remove, or cause to be removed, all Disapproved Matters or, in the alternative, obtain title insurance in a form reasonably satisfactory to Buyer insuring against the effect of such Disapproved Matters. As soon as practicable prior to the Closing, Sellers shall notify Buyer in writing of any Disapproved Matters which Sellers are unwilling or unable to cause to be removed or satisfactorily insured against and Buyer shall then, within five days thereafter or, if earlier, prior to the Closing, elect, by giving written notice to Sellers, (i) to terminate this Agreement and obtain a refund of the Deposit, or (ii) to waive its disapproval of such exceptions. Buyer's failure to give such notice shall be deemed an election to waive such exceptions.

     2.6 Interim Operations.
         -------------------

     If the Closing Date occurs after the Proration Date, then between the Proration Date and the Closing Date, Sellers shall operate the Business in the ordinary course of business for the benefit of Buyer in accordance with the requirements of Section 6.3, with all net income and operating cash flow accruing for the benefit of Buyer.

                                  ARTICLE III
                                     CLOSING

     3.1 Closing Date.
         ------------

     Upon the terms and subject to the conditions set forth in this Agreement, the Closing of the transaction shall take place at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California, at 9:00 a.m., on December 23, 1998, or if Sellers notify Buyer on or prior to December 1, 1998 of Sellers' election to delay the Closing until January 7, 1999 or at such other location or time as Sellers and Buyer may agree, but in no event later than January 15, 1999. Time is of the essence of this Agreement.

     3.2 Items to be Delivered at the Closing By Sellers.
         -----------------------------------------------

     At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

     (a) A Bill of Sale and Assignment, in substantially the form of Exhibit A (the "Bill of Sale").

     (b) Grant deed, properly executed and acknowledged, conforming to and conveying the agreed state of title for all Real Property and interests in Real Property in accordance with Section 2.5 (the "Grant Deed").

     (c) Instruments of transfer in the form customarily used in commercial transactions in the area in which the personal property is located sufficient to transfer each personal property interest owned by Seller not otherwise transferred by the Bill of Sale referred to in Section 3.2(a).

     (d) Such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of Sellers' right, title and interest in and to the Purchased Assets.

     (e) All documentation required to exempt Sellers from the withholding requirement of Section 1445 of the Code, consisting of (a) an affidavit from Sellers to Buyer stating under penalty of perjury that none of the Sellers is a foreign person and providing each Seller's U.S. taxpayer identification number, or (b) a sworn affidavit of each Seller that it is not a "U.S. real property holding corporation," as defined in Section 897 of the Code or (c) a "qualifying statement" obtained by each Seller from the Internal Revenue Service (any of which is hereafter referred to as a "FIRPTA Certificate").

     (f) All documentation required to exempt Sellers from the withholding requirements of Section 18662 of the California Revenue and Taxation Code, consisting of a completed and duly executed California Form 590-RE (the "Withholding Exemption Certificate").

     (g) The opinions, certificates, consents and other documents referred to herein as then deliverable by Sellers.

     (h) A list of all assets being sold to Buyer, accounts payable and of all other liabilities being assumed by Buyer relating to the Business as of the Proration Date.

     (i) A list of all Accounts Receivable and prepaid expenses as of the Proration Date.

     (j) A list of the locations of all deposits of Purchased Assets held by other Persons and not listed on Schedule 4.19.

     (k) The keys to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any Purchased Assets).

     (l) A list of non-union employees of the Business as of the Closing Date.

     3.3 Items to be Delivered at the Closing by Buyer.
         ---------------------------------------------

     At the Closing, Buyer shall deliver to Sellers:

     (a) The Purchase Price.

     (b) An Assumption Agreement, in substantially the form of Exhibit B.

     (c) Such instruments as may reasonably be requested by any creditor, lessor or any other person whose consent is required to consummate the transactions contemplated by this Agreement to evidence the assumption by Buyer of the Assumed Liabilities.

     (d) The opinions, certificates, consents and other documents referred to herein as then deliverable by Buyer.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     All references in this Article IV referring to Sellers knowledge or to the best of Sellers' knowledge or similar words or phrases shall be deemed to mean the actual knowledge without further inquiry of any of the officers or employees who are specifically identified on Schedule 4.1. References in this Article IV to "Period of Ownership" shall mean the period of time beginning on November 5, 1997 and ending on the Closing Date. Except as otherwise indicated on the Sellers' Disclosure Schedule dated November 12, 1998 previously delivered to Buyer, each Seller represents, warrants and agrees as follows:

     4.1 Organization and Related Matters.
         --------------------------------

     Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement. Schedule 4.1 lists all Subsidiaries of SAC and correctly sets forth the capitalization of LATC and SAC's ownership interest therein, any other interest of any other Person therein, the jurisdiction in which SAC and each Subsidiary was organized, each jurisdiction in which SAC and each Subsidiary is or is required to be qualified or licensed to do business as a foreign Person and a brief summary of SAC's and each Subsidiary's assets, liabilities and business. Each of the Subsidiaries, including LATC, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. SAC and its Subsidiaries have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions listed on Schedule 4.1.
Schedule 4.1 correctly lists the current directors and executive officers of SAC and of each Subsidiary. True, correct and complete copies of the respective charter documents of SAC and the Subsidiaries as in effect have been delivered to Buyer. None of Sellers nor any Subsidiary is (i) except for MT and MOC, a registered or reporting company under the Exchange Act or (ii) a company required to be registered under the Investment Company Act of 1940, as amended.

     4.2 Stock.
         -----

     Except as described in Schedule 4.1, SAC owns all of the outstanding Equity Securities of each of the Subsidiaries, beneficially and of record. All of such Equity Securities of the Subsidiaries are owned free and clear of any Encumbrance. At the Closing, Buyer will acquire good and marketable title to and complete ownership of all of the issued and outstanding capital stock of LATC, free of any Encumbrance. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of LATC, or to restructure or recapitalize LATC, in each case arising during the Period of Ownership. The Equity Securities of LATC are duly authorized, validly issued and outstanding and are fully paid and nonassessable. To Sellers' knowledge, there are no preemptive rights in respect of any Equity Securities of LATC.

     4.3 Financial Statements; Changes; Contingencies.
         --------------------------------------------

     (a) Unaudited Financial Statements. Sellers have delivered to Buyer
         ------------------------------
consolidated and combined balance sheets for the Business at December 31, 1997 and September 30, 1998, and the related consolidated and combined statements of operations and cash flows and changes in stockholder's equity for the year ended December 31, 1997 and the nine months ended September 30, 1998. All such interim financial statements have been prepared in conformity with GAAP applied on a consistent basis except for changes, if any, required by GAAP and disclosed therein. The statements of operations and cash flows present fairly the results of operations and cash flows of the Business for the respective periods covered, and the balance sheets present fairly the financial condition of the Business as of their respective dates. All such financial statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include but are not limited to estimated provisions for year-end adjustments) necessary for a fair presentation. At the dates of such balance sheets, the Business did not have any material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected therein but were not.

     (b) No Material Adverse Changes. Since September 30, 1998, whether or not
         ---------------------------
in the ordinary course of business, there has not been, occurred or arisen:

          (i) any change in or event affecting the Business that, to Sellers' knowledge, has had or may reasonably be expected to have a material adverse effect on the Business as a whole, or

          (ii) any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 6.3 had it existed, occurred or arisen after the date of this Agreement, or

          (iii) any strike or other labor dispute, or

          (iv) any casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Purchased Assets in excess of $1,000,000 or that has involved or may involve a loss to the Business of more than $1,000,000.

     (c)  No Other Liabilities or Contingencies.  None of the Sellers nor any
          -------------------------------------
Subsidiary has any liabilities related to the Business of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the most recent of the financial statements referred to in subsection (a) above, (ii) were incurred after September 30, 1998 in the ordinary course of business and in the aggregate do not exceed $100,000 or (iii) are set forth in Schedule 4.3 hereto.

     4.4 Tax and Other Returns and Reports.
         ---------------------------------

     Each of SAC and LATC has timely filed or will file (or, where permitted or required, its respective direct or indirect parents have timely filed or will file) all required Tax Returns and have paid all Taxes due for all periods ending after November 5, 1997. To Seller's knowledge, adequate provision has been made in the books and records of each Seller and each Subsidiary, and in the financial statements referred to in Section 4.3 above or delivered to Buyer, for all Taxes whether or not due and payable and whether or not disputed. To Seller's knowledge, none of SAC or LATC nor any Subsidiary has elected to be treated as a consenting corporation under Section 341(f) of the Code. Schedule
4.4 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of SAC and LATC. To Seller's knowledge, all required Tax Returns of SAC or LATC, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. To Seller's knowledge, except as set forth in Schedule 4.4, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of SAC or LATC. To Sellers' knowledge, except as set forth on Schedule 4.4, no Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of Sellers, threatened to propose or assert, against LAC or LATC any deficiency, assessment or claim for Taxes.

     4.5 Material Contracts.
         ------------------

     Schedule 4.5 lists each contract which relates to the Purchased Assets or the Business to which any Seller or any Subsidiary is a party or to which any Seller, any Subsidiary or any of their respective properties used in the Business is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. Unless otherwise so noted in Schedule 4.5, each such Contract was entered into in the ordinary course of business. Each Contract that relates to the Business and that (a) after September 30, 1998 obligates Sellers to pay an amount of $100,000 or more, (b) has an unexpired term as of September 30, 1998 in excess of one year, (c) contains a covenant not to compete or otherwise significantly restricts business activities, (d) provides for the extension of credit other than consistent with normal credit terms, (e) limits the ability of Sellers or any Subsidiary to conduct the Business, including as to manner or place, (f) provides for a guaranty or indemnity by Sellers or any Subsidiary, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains a right of first refusal, (i) contains a right or obligation relating to the Business other than in the ordinary course of business to any Affiliate, officer or director or any Associate, of any Seller or any Subsidiary to any Subsidiary, (j) constitutes a collective bargaining agreement or provides for severance benefits to any officer, director or employee, (k) represents a Contract upon which the Business is substantially dependent or a Contract which is otherwise material to the Business, (l) relates to the leasing of, or future commitments to lease, any portion of the Real Property regardless of whether such Real Property is used in the Business or (m) was not made in the ordinary course of business and requires aggregate expenditures in excess of $100,000, shall be deemed to be a Material Contract. True, correct and complete copies of the agreements appearing on Schedule 4.5, including all amendments and supplements, have been delivered to Buyer. Each Material Contract is valid and subsisting; each Seller or the applicable Subsidiary that is a party to a Material Contract has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by any Seller or its Subsidiaries, as the case may be (or, to the best knowledge of Sellers, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur, except for such breaches and defaults which individually or in the aggregate will not have a material adverse effect on the Business, the Purchased Assets or the Assumed Liabilities. Except as set forth in Schedule 4.5A, consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Sellers or any Subsidiary.

     4.6 Condition of Property; Leases.
         -----------------------------

     (a) As of the Closing, Sellers shall have good and marketable title to each of the Purchased Assets (excluding the Real Property), free and clear of any Encumbrances, except Permitted Encumbrances. Sellers have all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Sellers shall deliver the Purchased Assets to Buyer, free and clear of any Encumbrances except for Permitted Exceptions. The Purchased Assets have been maintained during the Period of Ownership in a manner consistent with past practices. The machinery, apparatus, furniture and fixtures, materials, supplies, motor vehicles, computer systems and other equipment of every type set forth in
Schedule 2.1(a) constitutes all of the machinery, apparatus, furniture and fixtures, materials, supplies, motor vehicles, computer systems and other equipment of every type owned or leased by Sellers or LATC and used in the Business.

     (b) To Seller's knowledge, the Real Property listed on Schedule 2.1(a) consists of substantially all of the real property and leasehold interests used by Sellers in the conduct of the Business. Sellers have received no notice of any proposed special assessments, nor any proposed material changes in property tax or land use laws affecting the Real Property.

     (c) To Sellers' knowledge, there are no material physical, structural, or mechanical defects in the Real Property, including, without limitation, the plumbing, heating, air conditioning and electrical systems.

     (d) Except as disclosed to Buyer in writing, Sellers have not received any notices or communications with respect to any condemnation, environmental, zoning or other land-use regulation proceeding, either instituted or planned to be instituted, which would affect the Real Property or the conduct of the Business thereon in any material respect, nor do Sellers have any knowledge of any assessments affecting the Real Property other than as set forth in the Preliminary Title Report.

     (e) To Sellers' knowledge, Sellers have received no notice or communication with respect to any violation of any covenants, conditions or restrictions applicable to the Real Property.

     (f) None of Sellers is either a "foreign person" within the meaning of
Section 1445(f)(3) of the Code, nor a non-resident seller of a "California real property interest" within the meaning of Sections 18805 or 26131 of the California Revenue and Taxation Code.

     (g) Sellers have not received notice that any portion of the Real Property is subject to a redevelopment plan or agreement or is to be included within any redevelopment area. Sellers have not entered into a disposition and development agreement, owner's participation agreement, or any similar agreement with any governmental or quasi-governmental authority concerning the use and development of any portion of the Real Property except as disclosed in the Preliminary Title Report or otherwise disclosed in writing by Sellers to Buyer.

     (h) All material leasehold properties that constitute part of the Purchased Assets held by Sellers or any Subsidiary as lessee are held under valid, binding and enforceable leases in accordance with their terms (except for the effects on enforceability arising from bankruptcy, insolvency and similar laws affecting creditors' rights generally), subject only to such exceptions as are not, individually or in the aggregate, material to the Business.

          (i) Sellers have heretofore delivered to Buyer a true, correct and complete copy of each lease that pertains to a leasehold interest comprising a portion of the Purchased Assets (each a "Lease"), together with all amendments, modifications, alterations, and other changes thereto.

          (ii) To Sellers' knowledge, the Leases constitute the entire agreement to which Sellers or any Subsidiary is a party with respect to the properties which are demised pursuant thereto.

          (iii) To Sellers' knowledge, the term and a description of each Lease is accurately set forth on Schedule 4.6. Seller has accepted possession of the property demised pursuant to each Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest except as set forth on Schedule 4.6.

          (iv) To Seller's knowledge, as of the date hereof, all conditions precedent to the enforceability of each Lease have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of any Seller or the lessor thereunder.

          (v) To Seller's knowledge, all space and improvements leased by Sellers have been fully and satisfactorily completed and furnished in accordance with the provisions of each Lease.

          (vi) To Sellers' knowledge, Sellers have received no notice of non-compliance with any restriction encumbering any leased property, nor has any Seller received notice of any zoning violations affecting any leased property.

          (vii) To Seller's knowledge, there is no pending or threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by Sellers or, after the Closing, by Buyer.

     (i) To Sellers' knowledge, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by Law for the present use and operation of the Real Property are installed across public property or valid easements to the boundary lines of the Real Property, and are connected pursuant to valid permits.

     4.7 Intangible Property.
         -------------------

     To Sellers' knowledge, Schedule 4.7 lists any and all Marks and other material items of Intangible Property related to the Business in which any Seller or its Subsidiaries have an interest and the nature of such interest. Such assets include all Permits or other rights with respect to any of the foregoing. Sellers and their Subsidiaries have complete rights to and ownership of all Intangible Property required for use in connection with the Business. Sellers and its Subsidiaries do not use any Intangible Property by consent of any other person and are not required to and do not make any payments to others with respect thereto. Except as prohibited by their terms or by Law, the Intangible Property of Sellers and its Subsidiaries is fully assignable free and clear of any Encumbrances. To Seller's knowledge, Sellers and their Subsidiaries have in all material respects performed all obligations required to be performed by them, and none of such entities is in default in any material respect under any Contract relating to any of the foregoing. To Sellers' knowledge, none of Sellers nor any Subsidiary has received any notice to the effect (or is otherwise aware) that the Intangible Property or any use by Sellers or any Subsidiary of any such property conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any Person.

     4.8 Authorization; No Conflicts.
         ---------------------------

     The execution, delivery and performance of this Agreement by Sellers have been duly and validly authorized by the respective Boards of Directors of Sellers and by all other necessary corporate action on the part of Sellers. This Agreement constitutes the legally valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement by Sellers will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of any of such entities or any Material Contract of any of such entities, result in the imposition of any Encumbrance against any assets of Sellers or any of the Purchased Assets or violate any Law, limited, in the case of Material Contracts, to such violations, breaches or defaults as would have a material adverse effect on the Business.
Schedule 4.8 lists all Permits held by any of Sellers or any Subsidiary relating to the operation of the Business.

     4.9 Legal Proceedings.
         -----------------

     To Seller's knowledge, there is no Order or Action relating to the Business pending, or, to the best knowledge of Sellers, threatened, against or affecting the Business or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the Business, the Purchased Assets (or the use, operation or value thereof), the Assumed Liabilities or Sellers' ability to perform this Agreement. Schedule 4.9 lists each Order and each Action that involves a claim or potential claim of aggregate liability in excess of $100,000 against, or that enjoins or seeks to enjoin any activity by Sellers or any Affiliate in connection with the Business. There is no matter as to which any Seller has received any notice, claim or assertion against or affecting any director, officer, employee, agent or representative of Sellers or any Subsidiary involved in the Business or any other Person in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by Sellers or any Subsidiary as a result of the ownership or operation of the Business.

     4.10 Minute Books.
          ------------

     The minute books of SAC and LATC accurately reflect all actions and proceedings taken during the Period of Ownership by the respective shareholders, boards of directors and committees of SAC and LATC, and such minute books contain true and complete copies of the charter documents of SAC and LATC and all related amendments. To Seller's knowledge, the stock record books of each SAC and LATC reflect accurately all transactions in their respective capital stock of all classes.

     4.11 Accounting Records; Internal Controls; Absence of Certain Payments.
          ------------------------------------------------------------------

     (a) Accounting Records. During the Period of Ownership, each Seller and its
         ------------------
Subsidiaries have maintained records relating to the Business that accurately and validly reflect their respective transactions pertaining to the Business, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and
(ii) recorded in conformity with GAAP so as to maintain accountability for assets.

     (b) Data Processing; Access. Such records, to the extent they contain
         -----------------------
important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

     4.12 Insurance.
          ---------

     Sellers and the Subsidiaries are, and at all times during the Period of Ownership have been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by Sellers and its Subsidiaries relating to the Business are in full force and effect. Schedule 4.12 lists all insurance policies and bonds that are material to the Business. To Sellers' knowledge, none of Sellers nor any Subsidiary is in default under any such policy or bond. Each Seller and its Subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences relating to the operation of the Business for which they believe they have coverage. All insurance policies maintained by Sellers and their respective Subsidiaries pertaining to the Business, are in effect as of the Closing. There are no outstanding requirements or recommendations which have been communicated to Sellers by any insurance company that issued a policy with respect to any of the properties and assets, including the Purchased Assets, of Sellers or any Subsidiary used in the Business by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Entity requiring or recommending any action which has not been taken.

     4.13 Permits.
          -------

     Sellers have received no notice or communication regarding the suspension, cancellation or termination of any of the Permits.

     4.14 Compliance with Law.
          -------------------

     To Sellers' knowledge, Sellers and their respective Subsidiaries involved in the Business are organized and have conducted the Business in accordance with applicable Laws, and the forms, procedures and practices of Sellers and its Subsidiaries are in compliance with all such Laws, to the extent applicable, the violation of which might have a material adverse effect on Sellers, the Business or any of the Purchased Assets or the Assumed Liabilities.

     4.15 Dividends and other Distributions.
          ---------------------------------

     There has been no dividend or other distribution of assets, other than cash, cash items, or intercompany receivables or payables, declared, issued or paid subsequent to the date of the most recent financial statements described in
Section 4.3 by LATC.

     4.16 Employee Benefits.
          -----------------

     (a) Employee Benefit Plans, Collective Bargaining and Employment Agreements, and Similar Arrangements.

          (1) Schedule 4.16 lists (by entity subject thereto or bound thereby) all employee benefit plans and collective bargaining, employment or severance agreements and other similar arrangements which cover employees employed in the Business and to which any Seller or any Subsidiary is or has been within the Period of Ownership a party or by which any of them is or within the Period of Ownership has been bound, legally or otherwise, including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement not terminable on 30 days (or less) written notice, or (d) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA), but only to the extent that such employee benefit plans, collective bargaining, labor and employment agreements or other similar arrangements are Assumed Liabilities under
     Section 2.2(b) and are not Excluded Liabilities under Section 2.2(a) (the "Employee Plans").

          (2) Sellers have delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect the Employee Plans, or summary descriptions of any Employee Plans not otherwise in writing.

          (3) To the best of Sellers' knowledge, there are no negotiations, demands or proposals that are pending or have been made which concern matters within the Period of Ownership, now covered, or that would be covered, by the Employee Plans.

          (4) With respect to the Period of Ownership, Sellers and their respective Subsidiaries are in material compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to the Employee Plans. Within the Period of Ownership, Sellers and their respective Subsidiaries have performed all of their material obligations under the Employee Plans. To the best knowledge of Sellers, there are no Actions (other than routine claims for benefits) pending or threatened against the Employee Plans or the assets of the Employee Plans, or arising out of the Employee Plans, and, to the best knowledge of Sellers, within the Period of Ownership no facts exist which could give rise to any such Actions that might have a material adverse effect on the Employee Plans or the Business.

          (5) Except as specified in Schedule 4.16, each of the Employee Plans can be terminated by Buyer or the applicable Subsidiary within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

     (b) Qualified Plans.
         ---------------

          (1) Schedule 4.16A lists all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) in Schedule 4.16 which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code and which are not unfunded plans providing for deferred compensation (the "Employee Pension Plans").

          (2) Each Employee Pension Plan has been duly authorized by the appropriate board of directors of Sellers and each participating Subsidiary. With respect to the Period of Ownership, each Employee Pension Plan is qualified in form and operation under Section 401(a) of the Code and each trust under each Employee Pension Plan is exempt from tax under
     Section 501(a) of the Code. To Sellers' knowledge and with respect to the Period of Ownership, no event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any Employee Pension Plan or trust under such sections. To Sellers' knowledge, no event has occurred during the Period of Ownership that will or could subject any Employee Pension Plans to tax under Section 511 of the Code. To Sellers' knowledge, no prohibited transaction (within the meaning of Section 4975 of the Code) or party-in- interest transaction (within the meaning of Section 406 of ERISA) has occurred during the Period of Ownership with respect to any Employee Pension Plan. For purposes of the preceding two sentences, Sellers have knowledge if they have knowledge of the event or transaction even if they do not have knowledge of the consequences of the event or transaction under the Code or ERISA.

          (3) Sellers have delivered to Buyer for each Employee Pension Plan copies of the following documents: (i) the Form 5500 filed in each of the most recent plan year, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants,
     (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Employee Pension Plan for the most recently ended plan year. To the best knowledge of Sellers, the financial statements so delivered fairly present the financial condition and the results or operations of each of such plans as of such dates, in accordance with GAAP.

     (c) Title IV Plans.
         --------------

          (1) Schedule 4.16B lists all plans in Schedules 4.16 and 4.16A which are also subject to Title IV of ERISA, other than any Multiemployer Plan (a "Defined Benefit Pension Plan").

          (2) With respect to each Defined Benefit Pension Plan solely with respect to the Period of Ownership, (i) neither Sellers nor any Subsidiary nor any ERISA Affiliate has withdrawn from such Defined Benefit Pension Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (ii) neither Sellers nor any Subsidiary nor any ERISA Affiliate has filed a notice of intent to terminate any Defined Benefit Pension Plan or adopted any amendment to treat any Defined Benefit Pension Plan as terminated, (iii) the PBGC has not instituted proceedings to terminate any such plan, (iv) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Defined Benefit Pension Plan, (v) no accumulated funding deficiency, whether or not waived, exists with respect to any Defined Benefit Pension Plan, no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any Defined Benefit Pension Plan, and neither Sellers nor any Subsidiary nor any ERISA Affiliate has failed to make full payment when due of all amounts which under the provisions of any Defined Benefit Pension Plan are required to be made as contributions thereto, (vi) all required premium payments to the PBGC have been paid when due, (vii) no reportable event, as described in
     Section 4043 of ERISA, has occurred with respect to any Defined Benefit Pension Plan, (viii) no excise taxes are payable under the Code and (ix) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made.

          (3) costs of any Defined Benefit Pension Plan have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Since the last valuation date for each Defined Benefit Pension Plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

          (4) In addition to the documents listed in sub-section (b)(3) above, Sellers have delivered to Buyer for each Defined Benefit Pension Plan copies of the following documents: (i) the Form PBGC-1 filed in each of the most recent plan year, and (ii) the actuarial report as of the last valuation date. To the best knowledge of Sellers, each such actuarial report fairly presents the financial condition and the results of operations of each such plan as of such date, in accordance with GAAP.

     (d) Multiemployer Plans.
         -------------------

          (1) Schedule 4.16C lists all plans in Schedules 4.16 and 4.16A that are also multiemployer plans within the meaning of Section 3(37) of ERISA (the "Multiemployer Plans").

          (2) With respect to each such Multiemployer Plan in which any Seller, any Subsidiary or any ERISA Affiliate participates or has participated with respect to employees employed in the Business during the Period of Ownership, (i) neither Sellers nor any Subsidiary nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, (ii) neither Sellers nor any Subsidiary nor any ERISA Affiliate has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any plan is or may become insolvent,
     (iii) neither Sellers, nor any Subsidiary nor any ERISA Affiliate has failed to make any required contributions, (iv) to the best of Sellers' knowledge, no such plan is a party to any pending merger or asset or liability transfer, (v) to Sellers' knowledge, there are no PBGC proceedings against or affecting any such plan and (vi) neither Sellers nor any Subsidiary nor any ERISA Affiliate has (or may have as a result of the transactions contemplated hereby) any withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA.

     (e) Health Plans. To Sellers' knowledge and during the Period of Ownership,
         ------------
all group health plans covering employees involved in the Business of Sellers, any Subsidiary and any ERISA Affiliate have been operated in compliance with the group health plan continuation coverage requirements of Section 162(k) and
Section 4980B of the Code to the extent such requirements are applicable.

     (f) Fines and Penalties. To Sellers' knowledge and during the Period of
         -------------------
Ownership, there has been no act or omission by any Seller or any Subsidiary or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (i) or Section 4071 of ERISA or Chapter 43 of the Code.

     4.17 Certain Interests.
          -----------------

     No Affiliate of Sellers nor any officer or director of any thereof, nor Associate of any such individual, has any material interest in any of the Purchased Assets, the Assumed Liabilities or any property used in or pertaining to the Business; no such Person is indebted in an amount in excess of $10,000 or otherwise obligated to Sellers or any Subsidiary; and no Seller is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) due to any employee involved in the Business arising or becoming due from Sellers or any Subsidiary or the successor or assign of any thereof to any Person.

     4.18 Intercompany Transactions.
          -------------------------

     Except for payments made by LATC, as lessee, to Meditrust, as lessor, pursuant to that certain lease covering the Real Property (the "Permitted Lease Payments") and for the transfer by LATC of the Munnings Art Collection as described in Appendix D to the Schedules (the "Munnings Transfer") and intercompany payables and receivables reflected on the LATC balance sheet, dated September 30, 1998 (the "Intercompany Amounts" and together with the Permitted Lease Payments and the Munnings Transfer, the "Permitted Intercompany Transactions"), neither SAC nor any of its Subsidiaries has engaged in any transaction with any Affiliate of Sellers since December 31, 1997 or (if prior to such date) that remains executory. Except for the Permitted Intercompany Transactions, neither SAC nor any of its Subsidiaries has any liabilities or obligations to any Affiliate of Sellers and none of such Affiliates has any obligations to SAC or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from Sellers (other than MT and MOC) or any Subsidiary or the successor or assign of any thereof to any Affiliate of Sellers.

     4.19 Bank Accounts, Powers, etc.
          --------------------------

     Schedule 4.19 ("Bank List") lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution of which any of SAC, SAE or LATC has an account or safe deposit box used in connection with the operation of the Business and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from Sellers or any Subsidiary and a summary of the terms thereof.

     4.20 No Brokers or Finders.
          ---------------------

     Neither Seller nor any Affiliate thereof has engaged any agent, broker, finder, or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement who is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, except for NationsBanc Montgomery Securities LLC, as to which Sellers shall have full responsibility and Buyer shall have no liability.

     4.21 Accuracy of Information.
          -----------------------

     All information prepared or dated on or after November 5, 1997 furnished by or on behalf of Sellers to Buyer, its agents or representatives in connection with Sellers, any Subsidiary, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities, this Agreement and the transactions contemplated by this Agreement is, to Sellers' knowledge, true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. None of the information supplied or to be supplied by or on behalf of Sellers prepared or dated on or after November 5, 1997 (a) to any Person for inclusion, or included, in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (b) to Buyer, its agents or representatives in connection with these transactions or this Agreement, did contain, or at the respective times such information is delivered or becomes effective, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If Sellers become aware that any of such information at any time subsequent to its delivery and prior to Closing becomes untrue or misleading in any material respect, Sellers will promptly notify Buyer in writing of such fact and of the reasons for such change. All documents required to be filed by Sellers or any Subsidiary or Affiliate with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

     4.22 Environmental Compliance.
          ------------------------

     Except as set forth in Section 4.22 of the Disclosure Schedule during the Period of Ownership, (i) Sellers have not received any notice or communication indicating that any Seller with reference to the Business and the Purchased Assets nor any Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Law; (ii) except as disclosed in environmental reports delivered to Buyer by Sellers, Sellers have not received any notice or communication indicating that there has been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of Sellers or any Subsidiary included in the Purchased Assets or to the knowledge of Sellers any nearby or adjacent properties which has created or might reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Entity; and (iii) with respect to the Business and the Purchased Assets, neither Sellers nor any Subsidiary are subject to or have received notice of any written order, consent decree, settlement agreement, investigation, notice, claim, action, suit, proceeding, demand or other order or directive with or from any Person relating to (a) a violation of Law relating to the generation, use, transportation, treatment, storage, release or disposal of Hazardous Substances or (b) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

     4.23 Powers of Attorney.
          ------------------

     During the Period of Ownership and to Sellers' knowledge, Sellers and the Subsidiaries have not given any power of attorney (irrevocable or otherwise) to any person or entity for any purpose relating to the Business, Purchased Assets or Assumed Liabilities, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

     4.24 As-Is Qualification
          -------------------

     Buyer hereby agrees and acknowledges that (i) except for the representations and warranties set forth in Article IV, it is buying the Purchased Assets on an "AS-IS" basis; (ii) it has made or will have made its own investigations and inspections of the Purchased Assets, including, without limitation, the physical aspects of the Purchased Assets and the Purchased Assets' compliance with all laws applicable to the Purchased Assets' current or intended use or development; (iii) in connection with its investigations and inspections of the Purchased Assets it has contracted or had the opportunity to contract with certain advisors and consultants, including, but not limited to, environmental consultants, engineers and geologists, to conduct such environmental, hazardous material, geological, soils, hydrology, seismic, endangered species, archeological, physical, structural, mechanical and other inspections of the Purchased Assets as Buyer deemed to be necessary, including without limitation whether the Real Property is located in a "flood zone" as set forth on the Special Flood Zone Area Maps maintained by the United States Department of Housing and Urban Development and whether the Real Property is situated in a Special Study Zone as designated under the Alquist-Priolo Special Studies Zone Act with respect to areas of geologic instability; (iv) it has approved the reports of such advisors and consultants; (v) except for the representations and warranties set forth in Article IV, it is relying solely on such reports and its own investigations as to the Purchased Assets, their condition and other characteristics and compliance with laws; (vi) except for the representations and warranties set forth in Article IV, Buyer is not making the purchase of the Purchased Assets in reliance upon any statements or representations, express or implied, made by Sellers or their agents or brokers, as to the condition of or characteristics of the Purchased Assets, their fitness for use for any particular purpose, or the Purchased Assets' compliance with any zoning or other rules, regulations, laws or statutes applicable to the Purchased Assets, or the uses permitted on or the development requirements for or any other matters relating to the Property. Except as set forth in Article IV, Sellers have no liability nor responsibility to Buyer in connection with the matters set forth in this Section 4.24, including, without limitation, any liability under any laws, rules, regulations or ordinances regulating the environment, hazardous materials, or human health and safety, or any latent or patent defects.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as otherwise indicated on the Buyer's Disclosure Schedule dated November 12, 1998 previously delivered to Sellers, Buyer represents, warrants and agrees as follows:

     5.1 Organization and Related Matters.
         --------------------------------

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement.

     5.2 Authorization.
         -------------

     The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

     5.3 No Conflicts.
         ------------

     The execution, delivery and performance of this Agreement by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject or
(c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer, provided that the appropriate regulatory approvals are received as contemplated by
Section 8.1.

     5.4 No Brokers or Finders.
         ---------------------

     Neither Buyer nor any Affiliate thereof has engaged any agent, broker, finder, or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement who is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement.

     5.5 Governmental Filings. All documents required to be filed by Buyer or
         --------------------
any Affiliate with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable law.

                                   ARTICLE VI
                    COVENANTS WITH RESPECT TO CONDUCT OF THE
                            BUSINESS PRIOR TO CLOSING

     Sellers hereby covenant and agree with Buyer that from November 13, 1998 until the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer in writing, as follows:

     6.1 Access.
         ------

     Sellers will (and will cause the Subsidiaries to) authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents (at Buyer's expense) and to discuss the Business with such third Persons (in a manner that will not unreasonably interfere with the conduct of their business activities or the relationship between such third persons and Sellers), including, without limitation, directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as Buyer considers reasonably necessary or appropriate for the purposes of familiarizing itself with the Business, the Purchased Assets or the Assumed Liabilities, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and the Business. Without limiting the generality of the foregoing, Buyer shall be entitled to conduct or cause to be conducted on the Real Property such soils and geological tests and environmental inspections, audits and tests (including the taking of soils and ground water samples) and such structural and other physical inspections as Buyer shall deem necessary or useful in connection with its acquisition of the Real Property. After making such tests and inspections, Buyer agrees to promptly restore the Real Property to its condition prior to such tests and inspections, and to indemnify Sellers against any Losses relating to Buyer's conduct of such tests and inspections, including, without limitation, Sellers' reasonable attorneys' fees and expenses.

     6.2 Material Adverse Changes; Reports; Financial Statements.
         -------------------------------------------------------

     (a) Sellers will promptly notify Buyer of any event of which Sellers obtain knowledge which has had or might reasonably be expected to have a material adverse effect on the Business or which if known as of the date hereof would have been required to be disclosed to Buyer. Buyer will promptly notify Sellers of any event of which Buyer obtains knowledge which has had or might reasonably be expected to have a material adverse effect on the Business.

     (b) Seller will furnish to Buyer (i) as soon as available, and in any event within 10 days after it is prepared by Sellers or any of the Subsidiaries, all financial statements relating to the Business prepared from and after the date hereof for submission to their respective boards of directors and other operating or financial reports relating to the Business (including any projections and budgets) prepared for management of the Business, together with any working papers related thereto, (ii) as soon as available, copies of all reports, renewals, filings, certificates, statements and other documents relating to the Business and filed with any Governmental Entity, (iii) to the extent regularly prepared, monthly and quarterly unaudited consolidated and combined balance sheets, statements of operations and cash flows and changes in stockholder's equity of the Business, and (iv) to the extent regularly prepared, such other reports as Buyer may reasonably request relating to the Business. Each of the financial statements delivered pursuant to this Section 6.2(b) shall be prepared in accordance with GAAP, consistently applied (except as disclosed therein), except that such financial statements may omit footnote disclosures required by GAAP and year-end adjustments. Each of the financial statements delivered pursuant to this Section 6.2(b) shall be accompanied by a certificate of the respective chief financial officers of Sellers and, as to the Subsidiaries, of Subsidiaries to the effect that such financial statements present fairly the financial condition and changes in equity and results of operations and cash flow of Sellers and its Subsidiaries with respect to the operations of the Business for the periods covered and reflect all adjustments (which consist only of normal recurring adjustments not material in amount) necessary for a fair presentation.

     6.3 Conduct of Business.
         -------------------

     None of Sellers nor any Subsidiary in connection with the operation of the Business will without the prior consent in writing of Buyer (which consent shall not be unreasonably withheld or delayed):

     (a) conduct the Business except in the ordinary course consistent with past practices; or

     (b) amend, terminate, renew or renegotiate any Material Contract or default (or take or omit to take any action that with or without the giving of notice or passage of time or both, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract, any Lease, or any prospective lease for all or any portion of the Real Property; or

     (c) terminate or fail to renew any existing insurance coverage; or

     (d) terminate, amend or fail to renew or preserve any Permits; or

     (e) in the case of SAC, SAE or LATC except as otherwise permitted herein, incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by SAC, SAE or LATC in connection with the Business of more than $75,000 in any specific case or $250,000 in the aggregate; or

     (f) in the case of SAC, SAE or LATC, make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any Affiliate, director, officer, employee, stockholder or any of their respective Associates or Affiliates; or

     (g) in the case of SAC, SAE or LATC, grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any increase in salary or benefits of any officer, director, employee or agent or pay any bonus to any person, except for normal increases to non-management personnel in accordance with past practices and increases required under the terms of agreements existing on November 12, 1998 and listed in the Disclosure Schedule, or enter into any new employment, collective bargaining or severance agreement; or

     (h) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities relating to the Business, including the Purchased Assets and Assumed Liabilities, except (i) for dispositions of property not greater than $100,000 in the aggregate, or (ii) in the ordinary course of business or (iii) as contemplated by this Agreement; provided, that prior to the Closing, Meditrust shall be permitted to secure up to $80 million of financing with a trust deed, assignment of rents and leases and fixture filing on the Real Property, which financing shall be repaid in full out of the Purchase Price at the Closing, and the trust deed shall be released at the Closing; or

     (i) in the case of SAC, SAE or LATC, issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or Equity Securities of Sellers or any of the Subsidiaries; or

     (j) in the case of SAC, SAE or LATC, declare, issue, make or pay any dividend or other distribution, other than in cash, cash items or intercompany payables or receivables to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities; or

     (k) in the case of SAC, SAE or LATC, change or amend any of its charter documents or bylaws; or

     (l) in the case of SAC, SAE or LATC, make any capital expenditures or commitments with respect thereto aggregating more than $50,000; or

     (m) in the case of SAC, SAE or LATC, make special or extraordinary payments to any Person, except for cash settlements of outstanding litigation matters involving LATC which are identified on Schedule 2.2(a) as liabilities not assumed by Buyer; or

     (n) in the case of SAC, SAE or LATC, make any material investment, by purchase, contribution to capital, property transfer, or otherwise, in any other Person; or

     (o) in the case of SAC, SAE or LATC, dispose of or permit to lapse any Intangible Property or any rights to its use; or

     (p) in the case of SAC, SAE or LATC, compromise or otherwise settle any claims, or adjust any assertion or claim of a deficiency in Taxes, or file any appeal from an asserted deficiency, except in a form previously approved by Buyer in writing, or file or amend any Tax Return, in any matters that involves or may involve any of the Assumed Liabilities or Purchased Assets, before furnishing a copy to Buyer and affording Buyer an opportunity to consult with respect thereto; or

     (q) in the case of SAC, SAE or LATC, make any Tax election, change any method or period of accounting or change any significant accounting policy, practice or procedure, or introduce any new method of management or operation in respect of the Business; or

     (r) in the case of SAC, SAE or LATC, fail to maintain or repair any Purchased Asset consistent with past practices; or

     (s) take any action, or make any commitment, which relates to the development, zoning, rezoning or leasing or prospective leasing of any of the Real Property; or

     (t) from and after November 12, 1998, make any payments from LATC to any Affiliate, except for payments required to be made by LATC under the Lease between LATC and MT with respect to the Real Property through the Closing Date or, if earlier, the Proration Date; or

     (u) in the case of SAC, SAE or LATC, enter into any new banking relationships or commit to any new lines of credit or other financing facilities; provided, that LATC shall be permitted to obtain prior to the Closing a line of credit to fund its operations through the Closing Date which line of credit shall be on terms reasonably acceptable to Buyer;

     (v) agree to or make any commitment to take any action that is or would be prohibited by this Section 6.3.

     6.4 Notification of Certain Matters.
         -------------------------------

     Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     6.5 Permits and Approvals; Third Party Consents.
         -------------------------------------------

     (a) Sellers and Buyer each agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to obtaining all) Approvals and Permits that may be necessary or that may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

     (b) To the extent that the Approval of a third party with respect to any Contract is required in connection with the transactions contemplated by this Agreement, Sellers shall cooperate with Buyer in obtaining such Approval prior to the Closing Date.

     (c) From November 12, 1998 to the Closing Date, SAC and SAE agree to include in each Contract relating to the Business entered into subsequent to November 12, 1998 ("Subsequent Contract") a provision permitting the assignment of any such Subsequent Contract to Buyer and providing that upon such assignment, Buyer shall succeed to all of SAC's and SAE's rights, title and interests thereunder subject only to Buyer's express assumption of all

SAC's and SAE's duties, powers and obligations under such Subsequent Contract, or containing provisions that do not otherwise prohibit assignment to Buyer.

     6.6 Preservation of Business Prior to Closing Date.
         ----------------------------------------------

     During the period beginning on November 12, 1998 and ending on the Closing Date, (a) Sellers will use their best efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with Sellers and its Subsidiaries and (b) Sellers will not take any actions which interfere with Buyer's efforts to keep available to Buyer, the services of the officers and employees of Sellers and its Subsidiaries involved in the operations of the Business that Buyer may wish to retain. Nothing in this Section shall obligate Buyer or any Subsidiary after the Closing to retain or offer employment to any officer or employee of Sellers or any Subsidiary; provided, that Buyer agrees to indemnify and hold Sellers harmless with respect to any liability of Sellers for failing to comply with any of the notification requirements of the Worker Adjustment and Retraining Notification Act which results from the discharge or termination of employment by Buyer or LATC after the Closing Date.

     6.7 Certain Filings.
         ---------------

     Sellers and Buyer will make any and all filings required to be made on their respective parts under the Hart-Scott-Rodino Act and the California Horse Racing Law. Buyer and Sellers agree to make any filings required under the Hart-Scott-Rodino Act on or before November 20, 1998. Sellers and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such laws. Sellers and Buyer will supply each other with copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, with representatives of any Governmental Entity or member of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions.

                                  ARTICLE VII
                         ADDITIONAL CONTINUING COVENANTS

     7.1 Noncompetition.
         --------------

     (a) Restrictions on Competitive Activities. Sellers agree that, after the
         --------------------------------------
Closing, Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Sellers agree that for a period of five years after the Closing Date Sellers will not, directly or indirectly, for their own benefit or as agent for another, carry on or participate in the ownership, management or control of, or be employed by, or consult for or otherwise render services to, any other present or future business enterprise that competes with Buyer in the horse racing business in the Counties of Los Angeles, San Bernardino, San Diego, Orange and Riverside in the State of California in which Sellers or its Subsidiaries are now substantially engaged.

     (b) Exceptions. Nothing contained herein shall limit the right of Sellers
         ----------
as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided Sellers' equity interest therein does not exceed 10% of the outstanding shares or interests in such corporation or partnership.

     (c) Special Remedies and Enforcement. Sellers recognize and agree that a
         --------------------------------
breach by Sellers of any of the covenants set forth in this Section 7.1 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Sellers, in addition to any other rights and remedies which are available to Buyer. If this Section 7.1 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 7.1 shall be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 7.1 shall be construed as a series of separate covenants, one for each county specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

     7.2 Nondisclosure of Proprietary Data.
         ---------------------------------

     After the Closing, none of Sellers nor any of its representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Business or the business or policies of Sellers related to the Business that Sellers or any representative of Sellers may have learned as an owner or a shareholder, employee, officer or director of the Business. In addition, none of Sellers nor any of their representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to persons other than Buyer, any confidential information concerning the Business that may have been learned in any such capacity. Notwithstanding the restrictions of this Section 7.2, Sellers shall not be precluded from disclosing any such confidential or proprietary information (i) which is required to be disclosed by law, court order, governmental order or decree; provided, that Sellers have provided notice to Buyer of such disclosure and given Buyer the opportunity to seek a protective order with respect to the information proposed to be disclosed; or (ii) to an insurance carrier or lender, subject to appropriate confidentiality restrictions.

     7.3 Tax Cooperation.
         ---------------

          After the Closing, Sellers shall, and shall cause its Affiliates to, cooperate fully with Buyer in the preparation of all Tax Returns relating to periods ending on or prior to the Closing Date and shall provide, or cause to be provided at Sellers' sole cost and expense, to Buyer any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the Auditors of Sellers and its Affiliates. After the Closing, Sellers shall, and shall cause its Affiliates to, cooperate fully with Buyer in connection with any Tax investigation, audit or other proceeding relating to the Business. After the Closing, Buyer shall, and shall cause its Affiliates to, cooperate fully with Sellers in the preparation of all

Tax Returns required to be filed by Sellers relating the Business and to periods ending on or prior to the Closing Date and shall provide, or cause to be provided at Buyer's sole cost and expense, to Sellers any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, Buyer's auditors. Any information obtained pursuant to this Section 7.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 11.9.

     7.4 Employment Matters.
         ------------------

     (a) Non-Represented Employees. As of the Closing Date, Buyer may, at its
         -------------------------
option, offer employment to any employee of Sellers involved in the Business that is not represented by a collective bargaining organization on such terms and conditions as may be mutually agreed upon by Buyer and such employees. Sellers shall not take any action, directly or indirectly, to prevent or discourage any such employee involved in horse racing activities from being employed by Buyer as of the Closing Date and shall not solicit, invite, induce or entice any such employee to remain in the employ of Sellers or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer. Sellers agree to consult with Buyer on all material oral or written communications or meetings primarily regarding future employment with such employees and/or the represented employees described below.

     (b) Union Contracts. LATC is a party to the collective bargaining
         ---------------
agreements relating to the Business listed in Schedule 4.16 hereto (the "Union Contracts"). Promptly after the execution of this Agreement, LATC shall advise each such union of the matters contemplated hereunder and shall use its best efforts to secure such union's written agreement that Buyer shall be LATC's successor to the Union Contracts. Upon consummation of the Closing, Buyer agrees to assume and fully discharge the obligations of Sellers and to be bound by all terms and conditions of the Union Contracts on and after the Closing Date.

     (c) Proration of Employee Benefits. All obligations for compensation,
         ------------------------------
wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits provided by Sellers shall be prorated between Sellers and Buyer as of the Closing Date or, if earlier, the Proration Date for all employees of Sellers or LATC who become employees of Buyer as of the Closing Date. Sellers and LATC shall cause all such benefits to be paid or accrued as of the Closing Date or, if earlier, the Proration Date, and such amounts shall be included as liabilities in calculating the Closing Adjustment.

     (d) No Third Party Beneficiaries. Notwithstanding any possible inferences
         ----------------------------
to the contrary, neither Sellers nor Buyer intend for this Section 7.4 to create any rights or obligations except as between Sellers and Buyer, and no past, present or future employees of Sellers, Subsidiaries or Buyer shall be treated as third-party beneficiaries of this Section 7.4.

     7.5 Proration Payments.
         ------------------

     If any provision hereof requires the proration between Buyer and Sellers of obligations to third parties, including employees or former employees, each party hereto agrees to pay promptly upon demand by the other party (accompanied by a reasonably itemized statement of the claim and basis therefor and supporting documentation from such other party) its proportionate share of the obligations that it has assumed hereunder. If the parties are unable to agree on an amount due hereunder the parties shall select an Arbitrating Accountant to resolve the dispute, which resolution shall be binding on the parties.

     7.6 New Gaming Profit Sharing.
         -------------------------

     In the event that video, mechanical, or electro-mechanical slot machines or similar gaming devices ("Gaming Devices") are installed on the Real Property at any time during the five-year period after the Closing Date, then Buyer agrees to pay to Sellers an amount equal to 20% of the "pre-tax net profits" of Buyer relating to such Gaming Devices for the ten-year period after Gaming Devices are first introduced on the Real Property. "Pre-tax net profits" from Gaming Devices (the "Gaming Royalties") shall be calculated and paid on a quarterly basis and shall be determined in accordance with GAAP, including an allocation of the overhead and related costs associated with generating the Gaming Devices revenue. Accompanying each payment of Gaming Royalties shall be a report setting forth in reasonable detail the calculation of the Gaming Royalties then due. Sellers shall have the right to examine the books, records and accounts of Buyer as are reasonably necessary to verify the calculation of Gaming Royalties; provided, that such right shall not be exercised more than twice during any 12-month period. Such inspections shall be subject Sellers or their agents signing a non-disclosure agreement, and may be conducted upon reasonable notice, during normal business hours and in a manner that will not unreasonably interfere with the conduct of the Business. If any audit reveals that Buyer has underpaid Gaming Royalties hereunder, and the amount of Gaming Royalties which Buyer has failed properly to pay exceeds by five percent (5%) or more the Gaming Royalties actually paid to Sellers for the period under review, Buyer shall reimburse Sellers for such underpayment and for the costs and expenses of any independent certified public accountant engaged to conduct such review. In the event of a dispute regarding the calculation of pre-tax net profits relating to Gaming Devices, the dispute shall be finally and conclusively resolved by the Arbitrating Accountant.

     7.7 No Solicitation.
         ---------------

     Sellers and their Subsidiaries shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit any offer or engage in any negotiations, or provide non-public information to any person, other than Buyer in connection with any transactions involving the sale of all or a substantial part of the Business to any third party other than Buyer.

     7.8 Section 338(h)(10) Election.
         ---------------------------

     Buyer and Sellers agree that after the Closing Date each will make the appropriate elections under Section 338(h)(10) of the Code to treat the sale of the stock of LATC as an asset sale.

     7.9 Sales and Transfer Taxes.
         ------------------------

     Sellers shall pay all real and personal property transfer taxes, if any, and all sales, use and other similar taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement; provided, that Sellers shall not be responsible for any real property taxes relating to the reassessment of the Real Property with respect to periods after the Closing as a result of the transactions contemplated hereby.

     7.10 Waiver of Bulk Sales Notice.
          ---------------------------

     Buyer and Sellers waive compliance with any applicable bulk sales laws, subject to the provisions of Section 10.1.

     7.11 Elimination of Intercompany and Affiliate Liabilities.
          -----------------------------------------------------

     Prior to the Closing Date, Sellers shall cause to be repaid (i) any and all loans or other extensions of credit made or guaranteed by Sellers or any Subsidiary to or for the benefit of any director, officer, shareholder, or employee involved in the Business, or any of their Affiliates or Associates and
(ii) any and all loans, guarantees or other extensions of credit of any amount made to or for the benefit of Sellers or any of the Subsidiaries by any of such persons. Buyer shall not have any continuing commitment, obligation or liability of any kind with respect to the persons referred to in subsections (i) and (ii) above as a result of this Agreement. Sellers agree to indemnify Buyer for any Losses of Buyer with respect to any such commitment, obligation or liability not assumed by Buyer.

     7.12 Pension Plan.
          ------------

     Prior to the Closing Date, Sellers shall cause The Santa Anita Companies, Inc. Retirement Income Plan (the "Pension Plan") and the Santa Anita Companies, Inc. 401(k) Plan (the "401(k) Plan") to be amended to provide that LATC is the sponsor of such plans. The parties acknowledge that LATC will be the sponsor of the Pension Plan and the 401(k) Plan following the Closing Date.

     7.13 Corporate Name.
          --------------

     Within one business day after the Closing Date, Sellers shall take all action necessary and file all documents or instruments necessary with any Governmental Entity or other Person to change the name of SAC and SAE to other names. Such new names shall not conflict with or otherwise interfere with Buyer's ability to use such names after the Closing.

     7.14 Repair of Damage; Condemnation.
          ------------------------------

     (a) In the event that prior to the Closing there is any "Non-Material" (as defined in subsection (c) hereof) damage to the Purchased Assets, or any part thereof, Buyer shall accept such Purchased Assets in their then current condition (provided Buyer shall be entitled to any insurance proceeds).

     (b) In the event that prior to the Closing, any Non-Material portion of the Purchased Assets is subject to a taking, Buyer shall accept the Purchased Assets in their then-current condition and proceed with the Closing, in which case Buyer shall be entitled to an assignment of all of Sellers' rights to any award in connection with such taking. In the event of any such Non-Material taking, Sellers shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.

     (c) For the purpose of this Section 7.14, damage to the Purchased Assets or a taking of a portion thereof shall be deemed to be "Non-Material" if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect to such taking shall not exceed $3,000,000.

     (d) Sellers agree to give Buyer prompt notice of any taking, damage or destruction of the Purchased Assets.

                                  ARTICLE VIII
                             CONDITIONS OF PURCHASE

     8.1 General Conditions.
         ------------------

     The obligations of the parties to effect the Closing shall be subject to the following conditions:

     (a) No Orders; Legal Proceedings. No Law or Order shall have been enacted,
         ----------------------------
entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending and remain so by any Governmental Entity on the scheduled Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the sale of the Business or the transfer of the Real Property. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the scheduled Closing.

     (b) Approvals. The applicable waiting period under the Hart-Scott-Rodino
         ---------
Act shall have expired or been terminated.

     8.2 Conditions to Obligations of Buyer.
         ----------------------------------

     The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

     (a) Representations and Warranties and Covenants of Sellers. The
         -------------------------------------------------------
representations and warranties of Sellers herein contained shall be true at the Closing Date to the extent that there shall have been no Material Adverse Effect, Sellers shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Sellers shall have delivered to Buyer certificates of Sellers in form and substance satisfactory to Buyer, dated the

Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of Sellers to such effect.

     (b) No Material Adverse Effect. There shall not have occurred one or more
         --------------------------
events or other circumstances which have had a Material Adverse Effect subsequent to September 30, 1998.

     (c) Opinion of Counsel. Buyer shall receive at the Closing from Arter &
         ------------------
Hadden LLP, counsel to Sellers, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit C.

     (d) Resignation of Directors and Certain Officers and Employees. The
         -----------------------------------------------------------
directors and officers of LATC listed in a letter to be delivered by Buyer to Sellers not less than five days prior to the Closing Date, shall have submitted their resignations in writing to LATC. Such resignations of officers and directors (in such capacity) shall be effective as of the Closing.

     (e) Title. The Title Company shall have confirmed that it will issue the
         -----
Title Policy with respect to the Real Property, subject only to the Permitted Exceptions.

     (f) Escrow Instructions. Sellers shall have entered into Joint Escrow
         -------------------
Instructions relating to the transfer of the Real Property substantially in the form of Exhibit D hereto (the "Joint Escrow Instructions").

     8.3 Conditions to Obligations of Sellers.
         ------------------------------------

     The obligations of Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Sellers:

     (a) Representations and Warranties and Covenants of Buyer. The
         -----------------------------------------------------
representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Sellers certificates of Buyer in form and substance satisfactory to Sellers, dated the Closing Date and signed by the chief executive officer and chief financial officer of Buyer, to such effect.

     (b) Opinion of Counsel. Seller shall receive at the Closing from O'Melveny
         ------------------
& Myers LLP, counsel to Buyer, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit E.

     (c) Escrow Instructions. Buyer shall have entered into the Joint Escrow
         -------------------
Instructions.

                                   ARTICLE IX
                      TERMINATION OF OBLIGATIONS; SURVIVAL

     9.1 Termination of Agreement.
         ------------------------

     Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate at the close of business on January 15, 1998 unless extended by mutual consent in writing of Buyer and Sellers and may otherwise be terminated at any time before the Closing as follows and in no other manner:

     (a) Mutual Consent. By mutual consent in writing of Buyer and Sellers.
         --------------

     (b) Conditions to Buyer's Performance Not Met. By Buyer upon written notice
         -----------------------------------------
to Sellers that one or more of the conditions to the obligations of Buyer set forth in Section 8.1 or 8.2 have not been satisfied.

     (c) Conditions to Sellers' Performance Not Met. By Sellers upon written
         ------------------------------------------
notice to Buyer that one or more of the conditions to the obligations of Sellers set forth in Section 8.1 or 8.3 have not been satisfied.

     (d) Material Breach. By Buyer or Sellers if there has been a
         ---------------
misrepresentation or breach the result of which would be a material adverse effect on the Business on the part of the other party in its representations, warranties or covenants set forth herein; provided, however, that if such breach or misrepresentation is susceptible to cure, Sellers or Buyer, as the case may be, shall have 10 business days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 9.1(d) if such misrepresentation or breach continues in which to cure such breach or misrepresentation before the other party may so terminate this Agreement.

     (e) Destruction or Condemnation. By Buyer, if any of the Purchased Assets
         ---------------------------
are damaged, destroyed or taken, and if such damage, destruction or condemnation is not "Non-Material" pursuant to Section 7.14.

     9.2 Effect of Termination.
         ---------------------

     In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 11.9 [Confidentiality] and Section 11.14 [Expenses] shall survive any such termination. A termination under Section 9.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

     9.3 Survival of Representations and Warranties.
         ------------------------------------------

     The representations and warranties contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing, except that (i) the representations and warranties contained in Sections 4.1 [Organization and Related Matters], 4.2 [Stock], 4.8 [Authorization; No Conflicts], 4.20 [No Brokers or Finders], 4.22 [Environmental Compliance], 5.1 [Organization and Related Matters], 5.2 [Authorization], 5.4 [No Brokers or Finders], Section 7.9 [Sales and Transfer Taxes], Section 7.10 [Waiver of Bulk Sales Notice], 7.14 [Repair of Damage; Condemnation], and Section 4.4 [Taxes] shall survive the Closing and shall remain in full force and effect through the expiration of the applicable statute of limitations, and (ii) if a claim or notice is given under Article X [Indemnification] with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue until such claim is finally resolved.

                                   ARTICLE X
                                 INDEMNIFICATION

     10.1 Obligations of Sellers.
          ----------------------

     (a) Sellers agree to indemnify and hold harmless Buyer, and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses of Buyer, directly or indirectly, as a result of, or based upon or arising from:

          (i) any material inaccuracy in or material breach or nonperformance of any of the representations, warranties, covenants or agreements made by Sellers in or pursuant to this Agreement; or

          (ii) any other matter as to which Sellers in other provisions of this Agreement has agreed to indemnify Buyer; or

          (iii) any liability or obligation of Sellers or any of its Affiliates not expressly assumed by Buyer pursuant to Section 2.2(b) hereof; or

          (iv) any third party claims in respect of the Purchased Assets, Assumed Liabilities or the Business (or regarding the conduct of the Business) from circumstances which arise prior to the Closing that are asserted after the Closing; or

          (v) non-compliance with any applicable bulk sales or fraudulent conveyance law in connection with or as a result of the sale and transfers contemplated by this Agreement; or

          (vi) any liabilities not assumed and set forth on Schedule 2.2(a).

     (b) Notwithstanding the provisions of Section 10.1(a) above, Buyer shall be entitled to indemnity from Sellers for claims arising under Section 10.1(a)(i) only after the aggregate claims thereunder would constitute a Material Adverse Effect ("Aggregate Claims"). When the amount of the Aggregate Claims determined exceeds $5,000,000, Sellers shall be obligated to indemnify Buyers for the full amount of the Aggregate Claims and any other claims for indemnification under
Section 10.1(a)(i).

     10.2 Obligations of Buyer.
          --------------------

     (a) Buyer agrees to indemnify and hold harmless Sellers, and their respective directors, officers, employees, affiliates, agents and assigns, from and against any Losses of Sellers, directly or indirectly, as a result of, or based upon or arising from:

          (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement; or

          (ii) any other matter as to which Buyer in other provisions of this Agreement has agreed to indemnify Sellers; or

          (iii) any third party claims in respect of the Purchased Assets, Assumed Liabilities or the Business (or regarding the conduct of the Business) from circumstances which arise from and after the Closing.

     (b) Notwithstanding the provisions of this Section 10.2 to the contrary, in the event that Buyer fails to consummate the transactions contemplated by this Agreement, other than as a result of failure of Sellers to satisfy the conditions to Closing set forth in Sections 8.1 and 8.2, then Sellers' sole and exclusive recourse against Buyer shall be the retention of the Deposit described in the Joint Escrow Instructions.

     10.3 Certain Tax Matters.
          -------------------

     (a) Sellers Indemnity. Sellers agree to indemnify, defend and hold harmless
         -----------------
Buyer against (i) any Tax payable by or on behalf of Sellers or any of its Affiliates, to the extent such Taxes exceed the amount if any of Tax liability expressly assumed by Buyer pursuant to Section 2.2(b), (ii) any deficiencies in any Tax payable by or on behalf of Sellers or any of its Affiliates with respect to any period ending (or treated by this Agreement as ending) on or prior to the Closing Date, (iii) Taxes of any member of a consolidated or combined tax group of which Sellers or any of its Affiliates are, or were at any time, a member, for which Buyer is jointly or severally liable as a result of Sellers' or any Subsidiary's inclusion in such group, (iv) any claim or demand for reimbursement or indemnification resulting from any transfer by Sellers or any Subsidiary prior to the Closing to any other person of any Tax benefits or credits attributable to the Business, the Purchased Assets or the Assumed Liabilities, or assumption of any Tax liability arising out of the transfer of the Purchased Assets, including the stock of any of the Subsidiaries, or assumption of the Assumed Liabilities, and (v) with respect to any Taxes payable by Buyer with respect to the operation of the Business and the ownership of the Purchased Assets (other than Buyer's income or franchise taxes) due for periods commencing on or prior to and ending after the Closing Date (whether or not assessed prior to the Closing Date), a pro- rata share of such Taxes, calculated as if the period ended on the Closing Date.

     (b) Audit Matters. Sellers shall have the responsibility for, and the right
         -------------
to control, at Sellers' expense, the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Closing Date and shall have the right to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if and to the extent that such audit or disposition thereof could give rise to a claim for indemnification hereunder. Buyer shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods ending (or treated by this Agreement as ending) on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods if such disposition will or might reasonably be expected to result in an increase in Taxes of Buyer for any period beginning at or after the Closing.

     (c) Additional Matters. Notwithstanding any other provision of this
         -----------------
Agreement, the representations and indemnification in this Agreement by Sellers of Buyer regarding Taxes of Sellers or any of their Subsidiaries or Affiliates with respect to a particular year or other period ("Deficiency Period") shall apply only to the extent attributable to the excess ("Excess Amount") of (i) the Taxes for such Deficiency Period which result from the inclusion or disallowance, as the case may be, of any item of income, gain, loss, deduction or credit ("Tax Item") for such Deficiency Period, over (ii) the present value of any reduction in Taxes for a year or other period preceding or subsequently to the Deficiency Period ("Adjustment Period") attributable to an exclusion or allowance, as the case may be, for the Adjustment Period of all or a portion of a Tax Item corresponding to, or caused by, the adjustment with respect to the Tax Item for the Deficiency Period. The following shall apply in determining the Excess Amount.

          (i) The discount rate for determining the present value of any reduction in Taxes for an Adjustment Period shall be based on the U.S. Prime Rate as published in the Wall Street Journal on the last publication date during the Deficiency Period; and

          (ii) The reduction in Taxes for an Adjustment Period shall be based on the "Hypothetical Tax Rate." The Hypothetical Tax Rate shall be the percentage equal to the sum of "A" and "B," where: "A" equals the highest marginal federal income tax rate to which the taxable income of the Seller, Subsidiary or Affiliate in issue was subject for the Deficiency Period; and "B" equals the highest marginal state income or franchise tax rate to which the taxable income of such Seller, Subsidiary or Affiliate was subject for the Deficiency Period, as adjusted to take into account the effect of any federal income tax deduction for state income or franchise taxes.

     For example and for illustration purposes only, if (i) a Tax liability for a Deficiency Period is attributable to the disallowance of a deduction under Code Section 162, and (ii) all or any portion of such Tax Item is deductible for one or more Adjustment Periods (regardless as to whether such Tax Item is deductible under Code Section 162, 168 or other provision of the Code), then the Tax representations and Tax indemnification set forth in this Agreement shall apply only to the extent that the Taxes for the Deficiency Period attributable to the disallowance of such Tax Item exceed the present value of the reduction in Taxes (as determined above) for the Adjustment Period attributable to the allowance of such Tax Item for such Adjustment Period.

     10.4 Procedure.
          ---------

     (a) Notice. Any party seeking indemnification (an "Indemnified Party") with
         ------
respect to any Loss shall give notice thereof to the party required to provide indemnity hereunder (the "Indemnifying Party"). Notwithstanding the foregoing,
(i) no Indemnified Party shall have any obligation to give any notice of any asserted liability by a third party unless such assertion is in writing, and
(ii) the rights of any Indemnified Party to be indemnified in respect of any Loss resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

     (b) Defense. If any claim, demand or liability is asserted by any third
         -------
party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any action or proceeding brought against the Indemnified Party in respect of matters embraced by the indemnity. If, after a request to defend any action or proceeding, the Indemnifying Party neglects or refuses to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party, provided however that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are necessary or appropriate for such defense.

     10.5 Survival.
          --------

     This Article X shall survive any termination of this Agreement.

     10.6 Notice by Sellers.
          -----------------

     Sellers agree to notify Buyer of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article X upon discovery or receipt of notice thereof (other than from Buyer), whether before or after Closing. Buyer agrees to notify Sellers of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article X upon discovery or receipt of notice thereof (other than from Sellers), whether before or after Closing.

     10.7 Not Exclusive Remedy.
          --------------------

     This Article X shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

                                   ARTICLE XI
                                     GENERAL

     11.1 Amendments; Waivers.
          -------------------

     This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     11.2 Schedules; Exhibits; Integration.
          --------------------------------

     Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     11.3 Best Efforts; Further Assurances.
          --------------------------------

     Each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected in accordance with its terms. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     11.4 Governing Law.
          -------------

     This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law.

     11.5 No Assignment.
          -------------

     Neither this Agreement nor any rights or obligations hereunder are assignable except that Buyer may assign its rights or a portion thereof (including but not limited to its rights under Article X) to one or more directly or indirectly wholly-owned subsidiaries of Buyer which are organized under the laws of a state of the United States, however, notwithstanding any such assignment hereunder Buyer shall continue to be responsible for payment of the Purchase Price.

     11.6 Headings.
          --------

     The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     11.7 Counterparts.
          ------------

     This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party.

     11.8 Publicity and Reports.
          ---------------------

     Sellers and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Sellers and Buyer except to the extent that a particular action is required by applicable Law.

     11.9 Confidentiality.
          ---------------

     All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this
Section 11.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

     11.10 Parties in Interest.
           -------------------

     This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

     11.11 Performance by Subsidiaries.
           ---------------------------

     Each party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

     11.12 Notices.
           -------

     Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, as follows:

          If to Buyer, addressed to:

          MI Developments of America, Inc.
          337 Magna Drive
          Aurora, Ontario  L4G 7K1
          Canada
          Attention:  President

          With a copy to:

          O'Melveny & Myers LLP
          400 South Hope Street, 15th Floor
          Los Angeles, California 90071
          Attention: Frederick B. McLane, Esq.
          Facsimile: (213) 430-6407

          If to Sellers, addressed to:

          Meditrust Corporation
          197 First Avenue
          Needham Heights, MA  02194
          Attention:  Michael S. Benjamin
          Facsimile: (781) 433-1224

          With a copy to:

          Arter & Hadden LLP
          725 South Figueroa Street, Suite 3400
          Los Angeles, California 90017
          Attention: Bruce H. Newman, Esq.
          Facsimile: (213) 617-9255

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.12 and an appropriate answerback is received,
(ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

     11.13 Expenses.
           --------

     Each of Sellers and Buyer shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of its investment bankers, accountants and counsel and of securing third party consents and approvals required to be obtained by it.

     Sellers shall pay (i) any documentary transfer tax, real property transfer or gains tax, document recording fees and charges, and any income, franchise or revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of the transactions contemplated by this Agreement, (ii) the cost of a CLTA Title Policy for the Real Property, (iii) the cost of title endorsements which are used for title curative purposes under Section 2.5, and
(iv) 50% percent of all other escrow and associated closing costs with respect to transfers of the Real Property. Buyer shall pay (i) all document recording fees and charges, (ii) the cost of any title endorsement other than an endorsement for title curative purposes under Section 2.5, (iii) the incremental cost of acquiring an ALTA Title Policy over an CLTA Title Policy and (iv) the remaining 50% percent of the other escrow and closing costs referred to in clause (iv) above.

     11.14 Remedies; Waiver.
           ----------------

     All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     11.15 Attorney's Fees.
           ---------------

     In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action.

     Attorneys fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

     11.16 Specific Performance.
           --------------------

     Sellers and Buyer each acknowledge that, in view of the uniqueness of the Business and the Real Property and the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

     11.17 Severability.
           ------------

     If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

     11.18 Time of Essence
           ---------------

     Time is of the essence in the performance by Sellers and Buyer of their respective obligations under this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              BUYER

                              MI DEVELOPMENTS OF AMERICA, INC.

                              By:____________________________________

                              Its:___________________________________

                              SELLERS

                              MEDITRUST CORPORATION



                              By:____________________________________

                              Its:___________________________________

                              MEDITRUST OPERATING COMPANY

                              By:____________________________________

                              Its:___________________________________


                              THE SANTA ANITA COMPANIES, INC.

                              By:____________________________________

                              Its:___________________________________

                              SANTA ANITA ENTERPRISES, INC.

                              By:____________________________________

                              Its:___________________________________

                                       52